Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2014, in the Registration Statement (Form S-1) and related Prospectus of Marrone Bio Innovations, Inc. expected to be filed on or about May 16, 2014.

/s/ Ernst & Young LLP

Sacramento, California

May 16, 2014